UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

Trade Street Residential, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32365	13-4284187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800, Aventura, Florida 33180
(Address of Principal Executive Offices) (Zip Code)

(786) 248-5200

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

Class A Preferred Stock Redemption Agreement

On October 17, 2014, Trade Street Residential, Inc. (the “Company”) and Trade Street Operating Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership”), entered into a Class A Preferred Stock Redemption Agreement (the “Agreement”) with BCOM Real Estate Fund, LLC Liquidating Trust, a Delaware statutory trust (“BREF Trust”), Trade Street Property Fund I, LP Liquidating Trust, a Delaware statutory trust (“TSPF1 Trust” and together with BREF Trust, the “Trusts”), and Michael D. Baumann.

Pursuant to the Agreement, the Company repurchased from the Trusts all 309,130 shares of the Company’s outstanding Class A Preferred Stock (the “Class A Preferred Stock”) in exchange for (i) title to four land parcels owned by the Operating Partnership known as Venetian, Estates at Maitland, Estates at Millenia – Phase II and Sunnyside, and (ii) cash consideration of $5,000,000. In addition, the parties agreed to mutual releases of claims against each other and certain other related parties.

The Class A Preferred Stock carried an original per share liquidation preference of $100.00 per share, or $30.9 million in the aggregate, subject to an adjustment upon certain events, plus any accrued and unpaid distributions to and including the date of payment. Shares of Class A Preferred Stock were convertible into common stock under certain circumstances.

The Trusts, as holders of Class A Preferred Stock, were entitled to receive preferential cumulative cash distributions at a rate of 1.0% per annum of the $100.00 per share liquidation preference (equivalent to $1.00 per annum per share). On each of the third and fourth anniversaries of the date of issuance of the Class A Preferred Stock, the rate was to increase to 2% and 3% per annum, respectively.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Fourth Amendment to Credit Agreement

On October 16, 2014, the Company and the Operating Partnership entered into a Fourth Amendment (the “Amendment”) to the Amended and Restated Credit Agreement, dated January 31, 2014 (the “Credit Agreement”), with Regions Bank, as Administrative Agent, and the other lenders (collectively with the Administrative Agent, the “Lenders”) and guarantors party thereto. The Amendment amends the Credit Agreement to, among other things:

•	extend the time frame for when the limitation on how much of the Aggregate Borrowing Base Value (as defined therein) is allowed to be attributed to a single asset to January 1, 2016;
•	delay the commencement of the the limitation on how much of the Aggregate Borrowing Base Value is allowed to be attributed to assets located in a single metropolitan area to January 1, 2016;
•	provide that until January 1, 2016, the approval of all Lenders is required in order to add a property as a Borrowing Base Property (as defined therein), and thereafter, the approval of only certain required Lenders is required in order to add a property as a Borrowing Base Property;
•	reduce the minimum tangible net worth required to be maintained by the Company from $158,000,000 to $123,000,000; and
•	amend the restrictions on dividends and other cash payments to permit the Company to redeem the Company’s Class A Preferred Stock, so long as any transfers of assets as consideration for such redemption are permitted under the Credit Agreement and the amount of cash payments for such redemption, whether in one transaction or a series of transactions, does not exceed $5,500,000 in the aggregate.

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Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing does not purport to be a complete description of the terms of the Amendment and such description is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01.	Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Class A Preferred Stock Redemption Agreement, dated October 17, 2014
10.2	Fourth Amendment to Credit Agreement, dated October 16, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trade Street Residential, Inc.

Date: October 21, 2014	By:	/s/ Richard Ross
Richard Ross
Chief Executive Officer

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